 Exhibit 4.5



                               WARRANT AGREEMENT

                          CFW COMMUNICATIONS COMPANY

                           DATED AS OF JULY 11, 2000

                                    Table of Contents
                                    -----------------

 Section                                                                                 Page
 --------                                                                                ----
 1.  Issue of Warrant to Purchasers; Form of Warrants.................................     1
 2.  Registration.....................................................................     1
 3.  Transfer of Warrants.............................................................     2
 4.  Term; Exercise...................................................................     2
 5.  Surrender of Warrant Certificates................................................     3
 6.  Mutilated or Missing Warrant Certificate.........................................     3
 7.  Reservation of Common Stock, etc.................................................     3
 8.  Anti-dilution Adjustments........................................................     3
 9.  Effect on Exercise Price of Certain Events.......................................     5
        (a) Issuance of Rights or Options.............................................     5
        (b) Issuance of Convertible Securities........................................     6
        (c) Change in Option Price or Conversion Rate.................................     6
        (d) Treatment of Expired Options and Unexercised Convertible Securities.......     7
        (e) Calculation of Consideration Received.....................................     7
        (f) Integrated Transactions...................................................     7
        (g) Record Date...............................................................     8
        (h) Subdivision or Combination of Common Stock................................     8
        (i) Reorganization, Reclassification, Consolidation, Merger or Sale...........     8
        (j) Certain Events............................................................     9
        (k) Notices...................................................................     9
10.  Certain Events...................................................................     9
11.  Absence of Registration..........................................................    10
12.  Information Covenants............................................................    11
               12.1.  Notice of Stockholder Meetings..................................    11
               12.2.  Notice of Distributions.........................................    11
               12.3.  Financial Statements, etc.......................................    11
               12.4.  Proper Books and Records; Inspection............................    11
13.  Certain Definitions..............................................................    12
14.  Notices..........................................................................    13
15.  Warrant Obligations Independent of Debt Obligations..............................    13
16.  Fractional Interests.............................................................    13
17.  Binding Effect; Survival.........................................................    14
18.  Counterparts.....................................................................    14
19.  Governing Law....................................................................    14

EXHIBITS

A  -   Warrant Certificate

                               WARRANT AGREEMENT

     WARRANT AGREEMENT dated as of July 11, 2000 between CFW Communications Company, a Virginia corporation (the "Company"), and the purchasers set forth on
Schedule I attached hereto (each individually a "Purchaser" and collectively the "Purchasers"). The Purchasers, so long as they are holders of any warrants hereunder, together with any permitted transferees or assignees who are registered holders of any warrant issued hereunder or a like warrant or warrants issued upon the transfer of such warrant (each individually a "Warrant" and collectively the "Warrants"), are referred to collectively as the "Holders" and individually as a "Holder."

     WHEREAS, pursuant to the terms of a Securities Purchase Agreement dated as of July 11, 2000 among the Company and the Purchasers (the "Purchase Agreement"), the Company has agreed to issue to each Purchaser a Warrant as hereinafter described to purchase shares of the Company's Common Stock, no par value per share (together with any other or additional classes of the Company's capital stock for which the Warrants may become exercisable in accordance with
Section 9 of this Agreement, the "Common Stock"), upon the terms and subject to the conditions set forth in the Purchase Agreement; and

     WHEREAS, the Company wishes to set forth, among other things, the provisions of such Warrants and the terms and conditions on which such Warrants may be issued, exchanged, exercised and replaced;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.    Issue of Warrant to Purchasers; Form of Warrants. The Company shall on the
      ------------------------------------------------
date hereof issue and deliver to the Purchasers for the consideration specified in the Purchase Agreement, Warrants to purchase an aggregate of Five Hundred Thousand (500,000) shares of Common Stock, subject to adjustment pursuant to
Section 8 hereof. Each Purchaser shall receive a Warrant to purchase that number of shares of Common Stock set forth opposite such Purchaser's name on Schedule I attached hereto. Each Warrant, and any additional Warrants which may be issued upon partial exercise, replacement or transfer of such Warrant or Warrants, shall be evidenced by, and subject to the terms of, a Warrant Certificate (including the Forms of Election to Purchase and Assignment attached thereto, a "Warrant Certificate") in the form of Exhibit A attached hereto, in each case executed on behalf of the Company by the manual or facsimile signature of the President or Vice President of the Company, under its corporate seal affixed or in facsimile, and attested by the Secretary or an Assistant Secretary of the Company. A Warrant Certificate evidencing the original Warrant issued to each Purchaser shall be executed and delivered to such Purchaser simultaneously with the issuance of the Company's Senior Cumulative Convertible Preferred Stock, Series B, to such Purchaser pursuant to the Purchase Agreement. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrants and the issuance of Common Stock upon the exercise of Warrants.

2.    Registration.  All Warrant Certificates shall be numbered and shall be
      ------------
registered in a warrant register (the "Warrant Register") as they are issued. Subject to its compliance with the foregoing, the Company shall be entitled to treat the registered Holder of any Warrant on the Warrant Register as the owner in fact of such Warrant for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person or entity, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith.

3.    Transfer of Warrants. Any Warrant may be transferred or endorsed to
      --------------------
another party in whole or in part by giving written notice thereof to the Company at its principal office. If a new Warrant Certificate is requested in connection with such transfer, the Warrant Certificate being transferred shall be surrendered for cancellation, endorsed or accompanied by a written instrument of transfer, in form satisfactory to the Company, duly executed by the Holder thereof in person or by a duly authorized representative, agent or attorney-in-fact appointed in writing. Upon receipt thereof, the Company shall issue and deliver, in the name of the transferee, a new Warrant Certificate containing the same terms as the surrendered Warrant Certificate. In the case of the transfer of fewer than all of the rights evidenced by the surrendered Warrant Certificate, the Company shall issue a new Warrant Certificate to the Holder thereof for the remaining number of shares specified in the Warrant Certificate so surrendered.

4.    Term; Exercise.  A Warrant entitles the Holder thereof to purchase the
      --------------
number of shares of Common Stock specified in the Warrant Certificate held by such Holder at a purchase price of Fifty Dollars ($50.00) per share (the "Exercise Price") at any time on or after the date hereof and on or before 5:00 p.m. Eastern Time on the tenth anniversary of the date hereof (such date, the "Expiration Date"). The Exercise Price and the number of shares issuable upon exercise of any Warrant are subject to adjustment upon the occurrence of certain events, pursuant to the provisions of Section 8 of this Agreement. Subject to the provisions of this Agreement, the Holder of a Warrant shall have the right, which may be exercised in whole or in part, to purchase from the Company, and the Company shall issue and sell to such Holder, the number of fully paid and non-assessable shares of Common Stock (together with any other shares of the Company's Common Stock issuable upon exercise of Warrants, the "Shares") specified in the Warrant Certificate held by such Holder. Such right shall be exercised by surrender to the Company, or its duly authorized agent, of such Warrant Certificate, with the Form of Election to Purchase attached thereto duly completed and signed, and upon payment to the Company of the Exercise Price, as adjusted in accordance with the provisions of Section 8, for the number of Shares in respect of which the Warrant is then exercised. Payment of such Exercise Price may be made (i) in cash, (ii) by certified check or bank draft payable to the order of the Company, (iii) by wire transfer of immediately available funds or (iv) by surrender of shares of Common Stock or by foregoing the issuance of Shares pursuant to this Warrant, in either case, that have a value as determined by reference to the Daily Price on the date of exercise equal to the aggregate Exercise Price for the Shares for which the Warrant is being exercised. Upon such surrender of the Warrant Certificate and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder of such Warrant, in such name or names as such Holder may designate, a certificate or certificates for the number of full Shares so purchased, together with cash, as provided in Section 16 of this Agreement, in respect of any fraction of a Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person or entity so designated to be named therein shall be deemed to have become a holder of record of such Shares as of the date of the surrender of the Warrant Certificate and payment of the Exercise Price as aforesaid. A Warrant shall be exercisable, at the election of the Holder thereof, either for all or for part only of the Shares specified in the Warrant Certificate and if any Warrant is exercised in part prior to the Expiration Date, the Company shall issue a new Warrant Certificate for the remaining number of Shares specified in the Warrant Certificate so surrendered. The Company covenants that if any Shares issuable upon the exercise of Warrants require (under any federal or state law or applicable governing rule or regulation of any national securities exchange) registration with or approval of any governmental authority before such Shares may be issued upon exercise, the Company, upon receipt from any Purchaser of notice of intent to exercise, will in good faith and as expeditiously as possible endeavor to cause such Shares to be duly registered, approved or listed on the relevant national securities exchange, as the case may be.

5.    Surrender of Warrant Certificates.  Any surrender of a Warrant Certificate
      ---------------------------------
for transfer pursuant to Section 3 above or upon exercise pursuant to Section 4 above shall be made (a) to the Company at its principal office or (b) to the Company at such other place or to such agent of the Company as the Company shall hereafter notify the Holders.

6.    Mutilated or Missing Warrant Certificate.  If a Warrant Certificate is
      ----------------------------------------
mutilated, lost, stolen or destroyed, the Company shall issue and deliver (a) in exchange and substitution for and upon cancellation of any mutilated Warrant Certificate or (b) in lieu of and in substitution for any Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor representing an equivalent right or interest.

7.    Reservation of Common Stock, etc. The Company shall reserve for so long as
      --------------------------------
any Warrant remains outstanding a number of authorized and unissued Shares sufficient to provide for the exercise of all such Warrants, and the transfer agent for the Common Stock, which may be the Company (the "Transfer Agent"), is hereby irrevocably authorized and directed at all times until the Expiration Date to reserve such number of authorized and unissued Shares as necessary for such purpose. The Company shall keep copies of this Agreement on file with the Transfer Agent and shall supply the Transfer Agent with duly executed stock certificates for such purpose and will itself provide or otherwise make available any cash payable as provided in Section 16 of this Agreement. All Warrant Certificates surrendered upon the exercise of Warrants shall be cancelled. The Company shall furnish to the Transfer Agent a copy of all notices of adjustment, and certificates related thereto, required to be transmitted to each Holder pursuant to Section 9(k) hereof.

8.    Anti-dilution Adjustments.
      -------------------------

          (a) In order to prevent dilution of the exercise rights granted hereunder, the Exercise Price and the number of shares purchasable upon exercise of the

          Warrants shall be subject to adjustment from time to time pursuant to this Section 8.

          (b) Subject to subparagraph 8(d) below, if and whenever on or after the date hereof the Company issues or sells, or in accordance with
          Section 9 is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Exercise Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by the following fraction:

                                     P + N
                                   ---------
                                     P + F

          where:

          P = the number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock at any time on or after the date of such calculation

          N = the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Exercise Price in effect immediately prior to such issuance or sale

          F =  the number of additional shares of Common Stock so issued or sold

          (c) Notwithstanding the foregoing, there shall be no adjustment in the Exercise Price as a result of (i) any issue or sale (or deemed issue or sale) of Options to acquire shares of Common Stock to employees of the Company, or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to stock option plans approved by the Company's Board of Directors so long as the exercise price of such Options is not less than the Daily Price on the date such Options are issued as determined by the Company's Board of Directors in its good faith judgment, or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of July 11, 2000; (ii) the issuance of up to 3,716,400 shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of R&B Communications, Inc. and the issuance to employees of R&B Communications, Inc. of options to acquire shares of Common Stock (not exceeding 65,000 shares in the aggregate) pursuant to the terms set forth in Exhibit G to the Agreement and Plan of Merger, dated as of June 16, 2000, by and among R&B Communications, Inc., R&B Combination Company and the Company; (iii) Common Stock issued pursuant to and in accordance with the terms of the Company's Dividend Reinvestment Plan (so long as such shares are issued at a price which is no less than the Daily Price on the date of issuance) or 1997 Employee Stock Purchase Plan, each as in effect as of July 11, 2000; and (iv) the issuance of up to 600,000 shares of Common Stock in connection with the purchase by the Company of minority interests in the Virginia PCS Alliance, the West Virginia PCS Alliance and/or the Virginia RSA 6 Cellular Limited Partnership (assuming that the aggregate purchase price for all such minority interests does not exceed $21 million).

          (d) Unless the requisite approval of the holders of the Common Stock has been obtained, in no event shall the Exercise Price be adjusted below $35.50 (the "Minimum Exercise Price"). If the holders of the
                             ----------------------
          Common Stock so approve, this subsection (d) shall be of no further force or effect and the Minimum Exercise Price shall no longer apply.

9.    Effect on Exercise Price of Certain Events. For purposes of determining
      ------------------------------------------
the adjusted Exercise Price under Section 8, the following shall be applicable:

          (a) Issuance of Rights or Options.  Except for Options granted in
              -----------------------------
          accordance with the provisions of Section 8(c) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (b) Issuance of Convertible Securities.  If the Company in any manner
              ----------------------------------
          issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this
          Section 9, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

          (c) Change in Option Price or Conversion Rate.  Except for Options
              -----------------------------------------
          granted in accordance with the provisions of Section 8(c) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be immediately adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Warrants. For purposes of Section 9, if the terms of any Option or Convertible Security which was outstanding as of the date hereof are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.

          (d) Treatment of Expired Options and Unexercised Convertible
              --------------------------------------------------------
          Securities.  Upon the expiration of any Option or the termination of
          ----------
          any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Exercise Price then in effect hereunder shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Warrants. For purposes of Section 9, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Warrants shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date.

          (e) Calculation of Consideration Received.  If any Common Stock,
              -------------------------------------
          Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the Shares. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Shares. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

          (f) Integrated Transactions.  In case any Option is issued in
              -----------------------
          connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

          (g) Record Date.  If the Company takes a record of the holders of
              -----------
          Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (h) Subdivision or Combination of Common Stock.  If the Company at any
              ------------------------------------------
          time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          (i) Reorganization, Reclassification, Consolidation, Merger or Sale.
              ---------------------------------------------------------------
          Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Shares) to insure that each of the holders of Warrants shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the exercise of such holder's Warrants, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had exercised its Warrants immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Shares then outstanding) to insure that the provisions of Sections 8 and 9 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price pursuant to the provisions of this Section 9 to give effect to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Shares acquirable and receivable upon exercise of Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Shares then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (j) Certain Events.  If any event occurs of the type contemplated by
              --------------
          the provisions of Sections 8 and 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Exercise Price so as to protect the rights of the holders of Warrants; provided that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to Sections 8 and 9 or decrease the number of Shares issuable upon exercise of each Warrant.

          (k) Notices.
              -------

               (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to all holders of Warrants, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Company shall give written notice to all holders of Warrants at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend), (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (iii) The Company shall also give written notice to the holders of Warrants at least 20 days prior to the date on which any Organic Change shall take place.

10. Certain Events.  If any of the following occurs on or before the Expiration
    --------------
Date:

          (a) a consolidation or merger of the Company with or into another entity (other than any merger as to which the Company is the surviving corporation and there is no change in the Common Stock in connection therewith),

          (b) a liquidating dividend with respect to the Common Stock, or

          (c) a tender offer or exchange offer with respect to the Common Stock (other than a tender offer opposed by the Company's board of directors),

(each, an "Event"), then, in connection with any such Event, each Holder of a Warrant shall have the right, in lieu of exercising such Warrant in advance of such Event and receiving the consideration which a Holder of the Shares issuable upon exercise of such Warrant would receive in connection with such consolidation or merger, liquidating dividend or tender offer (the "Event Consideration"), upon surrender of the Warrant Certificate evidencing such Warrant to the Company or its duly authorized agent or to the depositary or exchange agent, as the case may be, to receive the Event Consideration with respect to the Shares for which such Warrant is exercisable reduced by the Exercise Price. Such reduction in the Event Consideration shall first be applied to any cash included in the Event Consideration and, to the extent that such cash is less than the Exercise Price, the amount of the securities or other property to be received by such Holder shall be reduced by an amount that, together with any such cash, is (in the reasonable judgment of the Company's board of directors) equal to the Exercise Price. The Company hereby covenants

                    (A) to give notice of any Event specified in (a) or (b) above to each Holder of Warrants at least twenty (20) days in advance of the record date for determining stockholders' rights with respect to such Event, and

                    (B) that any agreements, resolutions, offers or other documents with respect to any Event shall contain terms consistent with the provisions of this Section 10 and, in the case of any Event specified in (c) above, shall be forwarded to each Holder of Warrants.

The provisions of this Section 10 shall also apply to successive Events.

11. Absence of Registration.  By acceptance of a Warrant Certificate evidencing
    -----------------------
the Warrant, each Holder represents and agrees that such Holder is acquiring the Warrant, and that upon exercise thereof it will acquire the Shares, with its own funds for its own account for investment, and not with a view to any sale, distribution or transfer thereof in violation of the Securities Act of 1933 (the "Securities Act").

     Each Holder acknowledges that such Holder has been informed by the Company or by the previous Holder of the Warrant that the Warrant may not, under the Securities Act and applicable regulations thereunder, be re-sold, transferred or otherwise disposed of without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and, if sold pursuant to an applicable exemption and if requested by the Company, an opinion of counsel that registration under the Securities Act is not required.

     Warrant Certificates shall bear the following legend:

     THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). IT MAY NOT BE SOLD OR OFFERED FOR

     SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

12. Information Covenants.
    ---------------------

     12.1  Notice of Stockholder Meetings.  Nothing contained in this Agreement
           ------------------------------
     shall be construed as conferring upon any Holder the right to vote or to consent to or receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company; provided, however, that if a meeting of the stockholders of the Company is called or if consents of the Company's stockholders are solicited to consider and take action on a proposal for (i) the declaration of a dividend with respect to Shares, other than in cash, (ii) the redemption or repurchase of any Shares, other than pursuant to repurchase agreements with employees,
     (iii) the voluntary dissolution of the Company or (iv) any consolidation, merger or sale of all or substantially all of its property, assets, business and good will as an entirety, then the Company shall cause a notice thereof to be sent by first class mail, postage prepaid, at least twenty (20) business days prior to the record date for determining stockholders entitled to vote at such meeting or to take action with respect to such consent, to each Holder of Warrants at such Holder's address appearing on the Warrant Register; but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken at such meeting or by such consent.

     12.2  Notice of Distributions.  If the Company determines to make any
           -----------------------
     distribution on its Common Stock, then the Company shall deliver a notice of its intention to make such distribution by first class mail, postage prepaid, at least twenty (20) business days prior to the record date for such distribution to each registered Holder of Warrants at such Holder's address appearing on the Warrant Register, but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such distribution.

     12.3  Financial Statements, etc.  Notwithstanding Section 12.1 above, the
           -------------------------
     Company shall promptly deliver to each Holder copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company or any of its subsidiaries shall file with the Securities and Exchange Commission. In addition, the Company shall deliver to each Holder all financial statements and other reports required to be delivered to holders of Senior Cumulative Preferred Stock, Series B, pursuant to the Purchase Agreement.

     12.4  Proper Books and Records; Inspection.  The Company covenants that it
           ------------------------------------
     will keep proper books and records in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities. The Company further covenants that it will permit, and will cause each of its subsidiaries to permit, any person designated in writing by any Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records and to make copies thereof or extracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, employees and independent accountants, all at such times, upon reasonable notice, as may reasonably be desired.

13. Certain Definitions. The following terms, as used herein, shall have the
    -------------------
following meanings:

     "Convertible Securities" means any stock or securities directly or
      ----------------------
indirectly convertible into or exchangeable for Common Stock.

     "Daily Price" means, as of any date, (i) if the shares of such class of
      -----------
Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite
  ----
Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class
                                  ------
of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

     "Market Price" of any security means the average of the closing prices of
      ------------
such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Shares. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Shares. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

     "Options" means any rights, warrants or options to subscribe for or
      -------
purchase Common Stock or Convertible Securities.

     "Person" as used herein means any corporation, limited liability company,
      ------
partnership, trust, organization, association, other entity or individual.

14. Notices.  Any notice pursuant to this Agreement to be given or made by any
    -------
Holder to or on the Company shall be made by hand delivery, prepaid first-class mail (registered or certified, return receipt requested), telegraph, facsimile transmission (receipt confirmed), or overnight air courier guaranteeing next day delivery, addressed to the Company at:

          CFW Communications Company
          401 Spring Lane
          Suite 300
          Waynesboro, VA  22980
          Attn:  Chief Executive Officer
          Facsimile: (540) 946-3595

          with a copy to:

          Hunton & Williams
          Bank of America Plaza
          Suite 4100
          600 Peachtree Street, NE
          Atlanta, GA 30308-2216
          Attn: David M. Carter, Esq.
          Facsimile: (404) 888-4190

     Any notice or demand authorized by this Agreement to be given or made by the Company to any Holder shall be sufficiently given or made (except as otherwise provided in this Agreement) if sent as provided above, addressed to such Holder's address appearing on the Warrant Register, with a copy, in the case of a Purchaser, to:

          Kirkland & Ellis
          153 East 53rd Street
          New York, NY 10022
          Attn:  Michael Movsovich, Esq.
          Facsimile:  (212) 446-4900

15. Warrant Obligations Independent of Debt Obligations.  Pursuant to the
    ---------------------------------------------------
Purchase Agreement, the Company has issued shares of its Senior Cumulative Convertible Preferred Stock, Series B, to the Purchasers. The obligations of the Company or its affiliates with respect to the Warrants, including, without limitation, the obligations set forth in this Agreement, are independent of any obligations of the Company under the Purchase Agreement, and such obligations with respect to the Warrants shall remain valid and binding notwithstanding the performance of, or any breach by the Company or its affiliates with respect to, their obligations under the Purchase Agreement.

16. Fractional Interests.  The Company shall not be required to issue fractions
    --------------------
of Shares on the exercise of Warrants. If the Company elects not to issue fractions of Shares, then with respect to any fraction of a Share that would otherwise have been issuable on the exercise of a Warrant, the Company shall purchase such fraction for an amount in cash equal to the fraction of the then current Daily Price attributable to such fractional share.

17. Binding Effect; Survival.  This Agreement shall survive the exercise of the
    ------------------------
Warrants and shall be binding upon the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Holders of the Warrants and each holder of Shares issued upon exercise of the Warrants.

18. Counterparts.  This Agreement may be executed in any number of
    ------------
counterparts, each of which so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.

19. Governing Law.  This Agreement shall be governed by and construed in
    -------------
accordance with the internal laws of the Commonwealth of Virginia.

                           *     *     *     *

     IN WITNESS WHEREOF, each of the parties hereto has caused this Warrant Agreement to be duly executed as a sealed instrument as of the day, month and year first above written.

                              THE COMPANY:

                              CFW COMMUNICATIONS COMPANY


                              By:   __________________________
                                    Name:
                                    Title:

                           PURCHASERS:

                           WELSH, CARSON, ANDERSON &
                           STOWE VIII, L.P.

                           By:   WCAS VIII Associates, LLC,
                                 as General Partner


                           By: _______________________________
                           Name:
                           Title:  Managing Member

                              By:  _______________________________
                                   Name:     Jonathan M. Rather
                                   as Attorney-in-fact for the individual
                                   investors listed below:

                                   Patrick J. Welsh
                                   Russell L. Carson
                                   Bruce K. Anderson
                                   Andrew M. Paul
                                   Thomas E. McInerney
                                   Robert A. Minicucci
                                   Lawrence B. Sorrel
                                   Anthony J. de Nicola
                                   Paul B. Queally
                                   Rudolph E. Rupert
                                   Jonathan M. Rather
                                   D. Scott Mackesy
                                   Sanjay Swani
                                   John D. Clark
                                   Sean M. Traynor
                                   John Almeida
                                   Eric J Lee

                              Address for notices:
                              ----------------------

                                   c/o Welsh, Carson, Anderson & Stowe
                                   320 Park Avenue, Suite 2500
                                   New York, NY 10022
                                   Facsimile:  (212) 893-9570
                                   Attention: Jonathan M. Rather

                              with a copy to:
                              --------------

                                   Kirkland & Ellis
                                   Citigroup Center
                                   153 East 53/rd/ Street
                                   New York, NY 10022
                                   Facsimile:  (212) 446-4900
                                   Attention:  Michael Movsovich, Esq.

                              MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.


                              By:_______________________________________
                              Name:
                              Title:

                                   EXHIBIT A

                              WARRANT CERTIFICATE

     THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

     THE TRANSFER OR EXCHANGE OF THIS WARRANT MUST BE REGISTERED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

NO.  W-___                                                       JULY 11, 2000

                       VOID AFTER 5:00 P.M. EASTERN TIME
                             TIME ON JULY 11, 2010

                          CFW COMMUNICATIONS COMPANY
                              WARRANT CERTIFICATE

     THIS CERTIFIES THAT for value received, _________________, or its registered assigns, is the owner of a Warrant which entitles it to purchase at any time on or after July 11, 2000, and on or before 5:00 p.m. Eastern Time on the tenth anniversary of the date hereof or on such later date, if any, as provided in the Warrant Agreement (as hereinafter defined) (the "Expiration Date"), ___________ fully paid and nonassessable Shares of the Common Stock, no par value (the "Common Stock") of the Company, at the purchase price of $50.00 per share (the "Exercise Price") upon presentation and surrender of this Warrant Certificate with the Form of Election to Purchase attached hereto duly executed. The Expiration Date is subject to extension as provided in said Warrant Agreement. The number of Shares which may be purchased upon exercise of the Warrant evidenced by this Warrant Certificate is the number as of the date of the original issue of such Warrant, based on the Shares of Common Stock of the Company as constituted at such date. As provided in the Warrant Agreement, the number and kind of Shares which may be purchased upon the exercise of the Warrant evidenced by this Warrant Certificate, and the Exercise Price at which such shares are purchasable, are, upon the happening of certain events, subject to modification and adjustment.

     This Warrant Certificate and the Warrant it represents are subject to, and entitled to the benefits of, all of the terms, provisions and conditions of a certain Warrant Agreement dated as of July 11, 2000 (the "Warrant Agreement") between the Company and the original holder hereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, limitation of rights, obligations, duties and immunities hereunder of the Company and the holder of this Warrant Certificate. Copies of the Warrant Agreement are on file at the principal office of the Company.

     Subject to the terms of the Warrant Agreement, this Warrant Certificate, upon surrender at the principal office of the Company, may be exchanged for another Warrant Certificate or Warrant Certificates of like tenor and date evidencing a Warrant or Warrants entitling the holder to purchase a like aggregate number of Shares of Common Stock as the Warrant evidenced by the Warrant Certificate surrendered entitled such holder to purchase.

     No fractional Shares of Common Stock need be issued upon the exercise of any Warrant evidenced hereby, but in lieu thereof a cash payment may be made, as provided in the Warrant Agreement.

     No holder of this Warrant Certificate shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), to receive notice of meetings (except as provided in the Warrant Agreement), or to receive dividends or subscription rights or otherwise, until the Warrant evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

     If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company's Common Stock are closed for any purpose, the Company shall not be required to make delivery of certificates for Shares purchasable upon such exercise until the date of the reopening of said transfer books.

     IN WITNESS WHEREOF, the Company has caused the signature (or facsimile signature) of its President and Secretary to be printed herein and its corporate seal (or facsimile) to be printed herein.





Attest:                                  CFW COMMUNICATIONS COMPANY


By:  ___________________________         By:  ___________________________
                                              James Quarforth
     Secretary                                Chief Executive Officer

                         FORM OF ELECTION TO PURCHASE

     To be executed if the Holder desires to exercise the Warrant.

TO CFW COMMUNICATIONS COMPANY:

     The undersigned hereby irrevocably elects to exercise the Warrant evidenced
by this Warrant Certificate No. W-                     to purchase ____________
Shares of Common Stock issuable upon the exercise of such Warrant and requests that certificates for such Shares be issued in the name of:

                    Name

                    Address

                    Social Security Number

     If such number of Shares shall not be all the Shares with respect to which this Warrant is exercisable, a new Warrant for the balance remaining of such Shares will be registered in the name of and delivered to:

                    Name

                    Address

                    Social Security Number

Date:                      _______________________________
                           Signature
                           (Signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate)

                                  ASSIGNMENT

     (To be executed only upon assignment of Warrant Certificates)

     For value received, the undersigned hereby sells, assigns and transfers unto ___________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________ attorney, to transfer said Warrant Certificate on the books of the within-named Company, with full power of substitution in the premises.

Dated:


                              _________________________________________
                              Name:

                              NOTE: The above signature should correspond exactly with the name on the face of this Warrant Certificate.

                                  SCHEDULE I





     Warrant Purchasers                             Shares of Common Stock